Exhibit 99.1

CENTRAL GARDEN & PET COMPANY NAMES STEVEN LAMONTE EXECUTIVE VICE

PRESIDENT, PRESIDENT - GARDEN SEGMENT

WALNUT CREEK, CALIFORNIA, April 5, 2012 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ: CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies market, today announced the appointment of Steven LaMonte as Executive Vice President, President-Garden Segment, effective May 7, 2012. Mr. LaMonte will report to Gus Halas, President and Chief Executive Officer of Central Operating Companies. Mr. LaMonte will play a senior management role at the Company, including leadership of the Company’s Garden Products segment. He will be based in Central’s Atlanta office.

Mr. LaMonte’s career experience spans over 30 years in consumer products companies, including roles in leading U.S. and International operations as a general manager and marketing head, as well as leading other functions including strategic planning and global innovation. LaMonte most recently served as VP Latin America & Asia Pacific Regions for Johnson & Johnson’s McNeil Laboratories division. Prior to Johnson & Johnson, Mr. LaMonte held numerous leadership positions at Pfizer Consumer Healthcare, Schering-Plough, Nestle Foods and other consumer products companies.

“Steve’s diverse background in many critical components of the consumer products business will be a great asset to our company,” said Mr. Halas. “We intend to leverage his broad knowledge of product innovation, marketing, and strategic planning to help drive forward our Garden Products segment. I look forward to working with him as we continue to build our branded products business.”

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEED® and THE REBELS®; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL POTTERY®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC SYSTEMS®, AQUEON® and ZILLA®; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH™, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,100 employees, primarily in North America. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

Contact:

Central Garden & Pet Company

Steve Zenker, 925-948-3657

VP of Investor Relations & Communications